EXHIBIT 15

SARISSA CAPITAL WINS PROXY CONTEST AGAINST AMARIN BY HUGE LANDSLIDE

Sarissa honored to have received 100 million more votes than Amarin board

Greenwich, CT, February 28, 2023 – Sarissa Capital Management LP today issued the following statement regarding Amarin Corporation plc (NASDAQ: AMRN):

Amarin shareholders have sent a loud and clear message repudiating the incumbent Amarin board. Sarissa thanks fellow shareholders for their support in a resounding victory against the Amarin board. Our estimate is that up to nearly 80% of shareholder votes were in support of Sarissa. As Amarin’s largest shareholder, we are grateful for the opportunity to remake Amarin for the benefit of all shareholders.

Vascepa, the foundation on which Amarin is built, is a tremendous drug that is compelling for patients and payors – a unique proposition for a drug. While there is a lot of work to be done, we remain confident in our ability to leverage Vascepa’s rare and highly beneficial profile to unlock tremendous value for all shareholders.

LET’S GET TO WORK AND FINALLY BEGIN RUNNING AMARIN FOR THE BENEFIT OF ALL SHAREHOLDERS!

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying blue proxy card with the SEC on January 31, 2023, in connection with the solicitation of shareholders of Amarin Corporation plc (the “Company”) at the general meeting of the Company for the election of Sarissa Capital’s slate of highly-qualified nominees (the “General Meeting”). Shareholders are advised to read the definitive proxy statement and other relevant documents related to the General Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov and at www.freeamarin.com. The definitive proxy statement and other relevant documents are also available at no charge by directing a request to Sarissa Capital’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (800) 331-7024).

#FreeAmarin

Contact:	Dayna Packes Sarissa Capital Management LP info@sarissacap.com